Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Announces Appointment of Senior Vice President — Corporate Development and
Appointment of Additional Officers
FOOTHILL RANCH, Calif. — December 12, 2007 — Kaiser Aluminum (NASDAQ:KALU), today announced that John Barneson has been named Senior Vice President — Corporate Development and will be responsible for the company’s external growth initiatives. Mr. Barneson previously served as the company’s Senior Vice President and Chief Administrative Officer.
“John has extensive operational and executive-level expertise in virtually every aspect of our businesses and strategy,” said Jack A. Hockema, president and CEO of Kaiser Aluminum. “External growth is a key strategic initiative for the company as we move forward, and this move will allow John to focus his efforts on exploring opportunities that will complement our product portfolio and deliver long-term stockholder value.”
The company also announced the following appointments:
•	John M. Donnan as Senior Vice President, General Counsel and Secretary. Mr. Donnan will be assuming responsibility for oversight of a number of areas previously managed by Mr. Barneson relating primarily to regulatory and compliance functions. He joined the company in 1993 and was appointed Vice President, General Counsel and Secretary in 2005.

•	James E. McAuliffe as Senior Vice President — Human Resources. Mr. McAuliffe joined the company in 1998 as Vice President of Human Resources for the company’s fabricating business and has more than 25 years of experience in leadership roles in human resources at the corporate and divisional levels of large multinational public companies including Rexam, Allied Signal and J.P. Industries.

•	Lynton J. Rowsell as Vice President and Chief Accounting Officer. Mr. Rowsell joined the company in 2006 as director of external reporting and assumed the Chief Accounting Officer position in 2007. Prior to joining the company, he was employed by GeoLogistics, a freight forwarding company with revenues of approximately $2 billion. From 1999 to 2006, he held several positions of increasing responsibility, most recently as a senior manager at Ernst & Young.
“These gentlemen reflect the depth and quality of the company’s management talent and our confidence in their ability to assume roles of increasing responsibility,” added Hockema.
Kaiser Aluminum, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company’s 11 plants in North America annually produce more than 500 million pounds of value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the company was founded in 1946. The company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties, and that actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the company’s ability to successfully implement its external growth initiatives, (b) changes in economic or aluminum industry business conditions generally, including global supply and demand conditions; (c) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets; and (d) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the year ended December 31, 2006.
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact :
Geoff Mordock
Fleishman-Hillard
(213) 489-8271